Exhibit 99.1
Press Release
For Immediate Release
SGX Pharmaceuticals Announces First Quarter 2006 Financial Results
SAN DIEGO, May 9, 2006—SGX Pharmaceuticals (NASDAQ: SGXP) today announced financial results for the first quarter ended March 31, 2006.
Cash and cash equivalents totaled $35.8 million at March 31, 2006 as compared to $17.7 million at December 31, 2005. The cash and cash equivalents balance at March 31, 2006 includes net proceeds of approximately $20.6 million from the Company’s initial public offering completed in February 2006. It also includes $5.0 million of the $25.0 million in total upfront payments to be paid in connection with the license and collaboration agreement with Novartis Institutes for Biomedical Research, Inc. (Novartis) which was announced in late March 2006. The remaining $20.0 million of upfront payments under the license and collaboration agreement was received from Novartis in May 2006.
“SGX had a remarkable first quarter of 2006. We completed our initial public offering and signed a significant collaborative agreement with Novartis to develop our series of next generation BCR-ABL inhibitors for the treatment of drug resistant Chronic Myelogenous Leukemia,” stated Michael Grey, President and CEO of SGX Pharmaceuticals. “The Novartis transaction is a tremendous validation of our FAST technology and we expect to continue our momentum in the months ahead as we seek to identify a development candidate for the BCR-ABL program. We also remain on track to complete enrollment of the Phase II/III trial for our lead compound Troxatyl for the third-line treatment of AML in the third quarter of 2006.”
Grey added, “Development plans for market expansion opportunities for Troxatyl, including the second-line treatment of AML and the treatment of MDS, continue to progress, and we look forward to providing an update later this year.”
Total revenues in the first quarter of 2006 were $4.7 million, compared to $4.0 million in the first quarter of 2005. Revenues were derived primarily from collaborations, commercial agreements, and grants involving the Company’s technology, such as its FASTTM drug discovery technology. The increase in revenues was primarily attributable to increased research grant activity.
Research and development expenses totaled $12.1 million for the first quarter of 2006, compared to $7.4 million in the same period of 2005. The increase in research and development expenses for the first quarter is primarily attributable to increased clinical development costs and the recording of non-cash compensation expense in the first quarter of 2006 as compared to 2005. General and administrative expenses for the first quarter of 2006 totaled $3.0 million compared to $1.2 million for the same period last year. The increase in first quarter 2006 general and administrative expenses is primarily attributable to increased costs related to operating as a public company (including accounting, legal and printing fees), costs associated with the successful achievement of certain milestones, and the recording of non-cash compensation expense. The non-cash compensation expense was recorded as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), which requires that compensation expense be recorded when stock options and other stock-related awards vest. The Company adopted SFAS No. 123R on January 1, 2006.
In the first quarter of 2006, SGX reported a net loss applicable to common stockholders of $10.5 million, or $8.9 million on an as-adjusted basis, compared to $5.9 million for the same quarter last year. As-adjusted net loss for the first quarter of 2006 excludes non-cash, stock-based compensation expense of $1.6 million. Basic and diluted net loss applicable to common stockholders for the first quarter of 2006 was $1.06 per share, or $0.90 per share on an as-adjusted basis, compared to $11.77 per share for the same period in 2005. Upon completion of an initial public offering in February 2006, all of the Company’s outstanding redeemable convertible preferred stock and a $6.0 million note payable converted into common stock.
SGX First Quarter 2006 Highlights
•	Entered into a license and collaboration agreement with Novartis in March 2006 that focuses on the development and commercialization of BCR-ABL inhibitors for the treatment of Gleevec® resistant Chronic Myelogenous Leukemia (CML). Novartis agreed to pay SGX $25 million in the form of an upfront payment and the purchase of SGX common stock. SGX has the potential to achieve over $515 million in development and commercialization milestone payments, excluding royalties.

•	Completed initial public offering which resulted in net proceeds to the company of approximately $20.6 million.

•	Presented data at the Keystone Symposia demonstrating that, in vitro, compounds discovered by applying the FAST™ drug discovery platform potently inhibit wild-type and Gleevec-resistant BCR-ABL, including the most clinically challenging mutation T315I.

•	Announced the appointments of Todd Myers as the Chief Financial Officer and Siegfried Reich, Ph.D., as the Vice President, Drug Discovery.
About SGX Pharmaceuticals
SGX Pharmaceuticals is a biotechnology company focused on the discovery, development and commercialization of innovative cancer therapeutics. The lead product candidate, Troxatyl™, is currently being evaluated in a pivotal phase II/III trial for the treatment of third-line acute myelogenous leukemia, an indication for which there is currently no approved therapy or standard of care. SGX has developed a pipeline of oncology drug candidates based on its enabling, proprietary FAST™ drug discovery platform, including a portfolio of next generation BCR-ABL inhibitors currently being developed in partnership with Novartis. FAST allows for the rapid identification of novel, potent and selective small molecule compounds for well validated but challenging targets. More information on the pipeline and drug discovery platform can be found at www.sgxpharma.com.
Disclosure Regarding Unaudited Financial Information
This announcement contains historical financial information as of and for the three-month periods ended March 31, 2006 and 2005 that is unaudited and the Company assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by the Company’s independent registered public accounting firm on an annual basis following the close of each fiscal year. Accordingly, the financial information that will be reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 may vary from the financial information presented in this announcement.
Note Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that exclude the effect of non-cash stock compensation expense as a result of the Company’s adoption of SFAS No. 123R. The Company believes that the presentation of results excluding non-cash stock compensation expense provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company is using the Modified-Prospective Transition method in its adoption of SFAS No. 123R and, as such, is not required to restate prior year results for the impact of option expensing. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. The Company will use these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
Forward-looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to research and drug discovery and development programs and statements regarding prospects for the remainder of 2006, the value of the Company’s technology, the potential value and scope of collaborations, including the collaboration with Novartis, the receipt of potential research and milestone payments, royalty payments or profits from sales of products developed under collaborations, expectations regarding the timing of initiation and completion of development, including completion of enrollment in and the announcement of results from clinical trials, expectations with respect to the further development and potential regulatory approval of Troxatyl, the activity of BCR-ABL inhibitors, the potential of BCR-ABL-based therapies as treatments for CML, future plans and activities regarding collaborations and the BCR-ABL program, the effectiveness and efficiency of the FAST technology to generate novel lead molecules for therapeutic targets and the ability to discover, develop and commercialize cancer therapeutics. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, collaborations with others, and litigation. In particular, the results of early clinical trials may not be predictive of future results, and the Company cannot provide any assurances that any of its product candidates will have favorable results in future clinical trials or receive regulatory approval. In addition, results may be affected by risks that the required regulatory approvals will be received in a timely manner, or at all, risks related to the implementation of its collaborations, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of efforts that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. For a discussion of these and other factors, please refer to the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2005 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

SGX PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter ended
	March 31,
	2006	2005

Revenues:
Grants	$1,372	$699
Collaborations and commercial agreements	3,357	3,311

Total revenues	4,729	4,010

Expenses:
Research and development	12,051	7,443
General and administrative	3,068	1,194

Total operating expenses	15,119	8,637

Loss from operations	(10,390)	(4,627)
Interest income (expense), net	(25)	(56)
Interest expense associated with bridge notes	—	(1,123)

Net loss	(10,415)	(5,806)
Accretion to redemption value of redeemable convertible preferred stock	(49)	(82)

Net loss attributable to common stockholders	$(10,464)	$(5,888)

Basic and diluted net loss per share	$(1.06)	$(11.77)

Shares used to compute basic and diluted net loss per share	9,886	500

The following table presents a reconciliation of non-GAAP financial information to the Company’s reported GAAP results for the quarter ended March 31, 2006:

	Quarter ended March 31, 2006
		Stock-based
		compensation	Reported
	non-GAAP	expense	GAAP results

Net loss	$(8,895)	$(1,569)	$(10,464)
Basic and diluted net loss per share	$(0.90)	$(0.16)	$(1.06)
Research and development expenses	$11,158	$893	$12,051
General and administrative expenses	$2,392	$676	$3,068

SGX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005

Assets
Cash and cash equivalents	$35,800	$17,718
Accounts receivable	20,036	863
Other current assets	2,279	1,380
Property and equipment, net	6,500	7,168
Other assets	4,411	6,122

Total assets	$69,026	$33,251

Liabilities and stockholder’s equity (deficit)
Current liabilities	$23,580	$19,343
Deferred revenue	17,336	2,579
Note payable, net of current portion	—	6,000
Other liabilities, net of current portion	118	169
Redeemable convertible preferred stock	—	46,837
Stockholder’s equity (deficit)	27,992	(41,677)

Total liabilities and stockholder’s equity (deficit)	$69,026	$33,251

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Contact:	Todd Myers Chief Financial Officer SGX Pharmaceuticals 858- 228-1565	Jason Spark Media & Investor Relations Porter Novelli Life Sciences 858-527-3491